Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 8, 2012

Relating to the Preliminary Prospectus dated March 1, 2012

File No. 333-179839

DE INTERNATIONAL HOLDINGS B.V.*

This free writing prospectus is being filed to advise you of a media publication (the “Article”), attached as Appendix A, that appeared on Bloomberg.com on March 2, 2012. The Article references a proposed public offering (the “Offering”) of securities by DE International Holdings, B.V. (referred to in this filing as “we,” “us” or the “Company”), which is covered by the Registration Statement on Form F-1 (File No. 333-1179839) (the “Registration Statement”), that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, on March 1, 2012.

The Article reported on certain statements regarding the Offering made by Mike Cummins. The Article was not prepared or reviewed by the Company or any other Offering participant prior to publication. Bloomberg.com is not affiliated with the Company, and no payment was made nor was any consideration given to Bloomberg.com by or on behalf of the Company or any other participant in the Offering in connection with the Article.

Statements in the Article that are not attributed directly to Mike Cummins or based on, or derived from, the Company’s public filings with the SEC represent the author’s or others’ opinions, and are not endorsed or adopted by the Company.

You should consider statements in the Article only after carefully evaluating all of the information in the preliminary prospectus contained within the Registration Statement and the final prospectus to be subsequently filed with the SEC. In particular, you should carefully read the risk factors described in such preliminary prospectus and in such final prospectus. The Registration Statement has not been declared effective by the SEC, and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the Registration Statement becoming effective and the filing of the final prospectus with the SEC.

Forward-Looking Statements

This free writing prospectus contains certain forward-looking statements. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement is based on information current as of the date on which such statement was made and speaks only as of such date, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. You should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by writing to DE International Holdings at:

DE International Holdings, Attn: Investor Relations, Vleutensevaart 100, Utrecht, 3532 AD, The Netherlands or by sending an email to coffeeteaco@saralee.com.

*	The registrant will convert from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public company with limited liability (naamloze vennootschap) prior to the completion of the separation.

Appendix A

Sara Lee’s Coffee Spinoff to Be Incorporated in Netherlands

2012-03-02 18:17:30.398 GMT

By David Welch

March 2 (Bloomberg) — Sara Lee Corp. said the coffee and tea company it is spinning off this year has been incorporated in the Netherlands and will be listed on the Euronext Amsterdam exchange.

The coffee company, which sells Douwe Egberts, Senseo and Moccona brands, is now called DE International NV and will be renamed before the spinoff is complete, Downers Grove, Illinois- based Sara Lee said yesterday in a filing with the U.S. Securities and Exchange Commission.

Sara Lee is separating the coffee company to focus on growth while the U.S. meat business, which sells Jimmy Dean sausage, Hillshire Farm and Ballpark Franks, works on upgrading products in its home market. The spinoff is expected to be complete by the end of June, Sara Lee said in a statement.

Sara Lee said it will spin off the shares of its U.S. subsidiary that holds the coffee and tea business, and that unit will then pay a $3 special dividend to Sara Lee shareholders. A new Dutch company will be established as the beverage business’s parent company and will distribute shares to Sara Lee stockholders.

Sara Lee rose 6.3 percent to $21.67 at 1:09 p.m. in New York. The shares gained 8.1 percent last year.

The U.S. Internal Revenue Service issued a ruling confirming that key requirements for the spinoff to be treated as tax free have been met, the company said. Sara Lee also said it plans to release $700 million in deferred tax liabilities in the fiscal quarter of the spinoff.

Sara Lee listed a proposed maximum aggregate offering price for the shares at $4.55 billion in the filing. That is the book value of the securities to be received, which is used to calculate registration fees, and won’t necessarily be the market value of the shares when they are distributed, Mike Cummins, a spokesman, said in an e-mail.

Sara Lee said it will have about $1.7 billion in debt and $300 million in cash at the time of the spinoff. The company hasn’t determined the post-split capital structure of the beverage or meat businesses, Cummins said in a telephone interview.

The contents of the email are limited to the statements made in the article.

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